CitiFirst
PERFORMANCE

NOTES | DEPOSITS | CERTIFICATES

284,000 ELKS® Based Upon Shares of the Market VectorsSM Gold Miners Exchange-Traded Fund

Citigroup Funding Inc.

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Medium-Term Notes, Series D

PRICING SUPPLEMENT

No. 2011-MTNDG0094

(Related to the ELKS Product Supplement Dated May 12, 2011, Prospectus Supplement Dated May 12, 2011 and Prospectus Dated May 12, 2011)

September 26, 2011

September 26, 2011
Medium-Term Notes, Series D
No. 2011 - MTNDG0094
Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-172554 and 333-172554-01

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

284,000 ELKS® Based Upon Shares of the Market VectorsSM Gold Miners Exchange-Traded Fund Due March 21, 2012

Equity Linked Securities (“ELKS®”)

ELKS offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that the ELKS will redeem for a fixed number of underlying shares (or, at your option, the cash value of those shares) at maturity if the closing price of the underlying shares is less than or equal to the downside threshold closing price on any trading day from but excluding the pricing date to and including the valuation date. The value of these shares may be less than the stated principal amount of the investor’s initial investment and could be zero, and, except in limited circumstances, the investor has no opportunity to participate in any increase in the price of the underlying shares. Alternatively, if the closing price of the underlying shares never declines to or below the downside threshold closing price from but excluding the pricing date to and including the valuation date, the ELKS will return the stated principal amount at maturity. The coupon is paid regardless of the performance of the underlying shares. Payment at maturity may be less than the stated principal amount of your investment in the ELKS. The ELKS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the ELKS are subject to the credit risk of Citigroup Inc.

F I N A L T E R M S
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, you may receive an amount at maturity that is less than the stated principal amount of your initial investment.
Aggregate principal amount:	$2,840,000
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS
Maturity date:	March 21, 2012
Payment at maturity:	For each $10 ELKS: (1) a fixed number of underlying shares equal to the equity ratio (or, if you exercise your cash election right, the cash value of those shares based on the closing price of the underlying shares on the valuation date) if the closing price of the underlying shares on any trading day from but excluding the pricing date to and including the valuation date declines to or below the downside threshold closing price, or (2) $10 in cash.
Equity ratio:	0.17425, the stated principal amount divided by the initial share price, subject to antidilution adjustments for certain corporate events.
Downside threshold closing price:	$45.91 (80.00% of the initial share price).
Initial share price:	$57.39, the closing price of the underlying shares on the pricing date.
Valuation date:	March 16, 2012
Coupon:	14.00% per annum (approximately 7.00% for the term of the ELKS), paid monthly and computed on the basis of a 360-day year of twelve 30-day months.
Underlying shares:	Shares of the Market VectorsSM Gold Miners Exchange-Traded Fund (NYSE Arca symbol: “GDX”).
Share underlying index:	NYSE Arca Gold Miners Index
Pricing date:	September 26, 2011
Issue date:	September 29, 2011
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP number:	17317U642
ISIN:	US17317U6423
Underwriter:	Citigroup Global Markets Inc., an affiliate of the Issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per ELKS	$10.0000	$0.1500	$9.8500
Total	$2,840,000	$42,600	$2,797,400

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of the ELKS purchased by that investor. The lowest price payable by an investor is $9.9500 per ELKS. Please see “Syndicate Information” on page 7 for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.150 for each ELKS they sell, while selected dealers not affiliated with Citigroup Global Markets Inc. will receive a selling concession of up to $0.1500 for each ELKS they sell. Certain other broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $0.1500 for each ELKS they sell. The selling concession may be reduced for volume purchase discounts depending on the aggregate amount of ELKS purchased by an investor. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the ELKS declines. You should refer to “Syndicate Information”, “Fees and Selling Concessions” and “Risk Factors” in this pricing supplement for more information.

INVESTING IN THE ELKS INVOLVES A NUMBER OF RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this pricing supplement and related ELKS product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT  TOGETHER WITH THE RELATED ELKS PRODUCT SUPPLEMENT, PROSPECTUS SUPPLEMENT AND

PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

ELKS Product Supplement filed on May  12, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000119312511137494/d424b2.htm

Prospectus Supplement and Prospectus filed on May 12, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

THE ELKS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

284,000 ELKS Based upon Shares of the Market Vectors Gold Miners ETF Due March 21, 2012

Investment Overview - ELKS Equity LinKed Securities

ELKS pay a periodic, above-market, fixed rate coupon, on a per annum basis, in exchange for the risk that investors receive underlying shares worth less than the stated principal amount at maturity. At maturity, the ELKS will pay either (i) if the closing price of the underlying shares is less than or equal to the downside threshold closing price on any trading day from but excluding the pricing date to and including the valuation date, a number of underlying shares equal to the equity ratio (or, at your option, the cash value of those shares based on the closing price of the underlying shares on the valuation date), which may be worth less than the stated principal amount of the ELKS, or (ii) an amount of cash equal to the stated principal amount of the ELKS. Payment at maturity may be less than the stated principal amount of your investment in the ELKS. Except in limited circumstances, the ELKS offer no potential for participation in any appreciation of the underlying shares. The value of any underlying shares delivered at maturity per ELKS, and accordingly their cash value, may be less than the stated principal amount of the ELKS, and could be zero.

Underlying Shares Overview - Market VectorsSM Gold Miners ETF

The Market VectorsSM Gold Miners Exchange-Traded Fund (“Market VectorsSM Gold Miners ETF”) is an exchange-traded fund managed by Van Eck Associates Corporation, a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index, which we refer to as the share underlying index. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold and silver. The NYSE Arca Gold Miners Index includes common stocks and American Depositary Receipts (“ADRs”) of selected companies that are involved in mining of gold and silver and that are listed for trading on the New York Stock Exchange (the “NYSE”), NYSE Alternext US LLC ( “NYSE Alternext”) or quoted on the NASDAQ Stock Market (the “NASDAQ”).

Information as of market close on September 26, 2011:

Bloomberg Ticker Symbol:	GDX UP

Current Stock Closing Price:	$57.39

Current Dividend Yield:	0.70%

Closing Price 52 Weeks ago (on September 24, 2010):	$55.64

52 Week High Closing Price (on September 8, 2011):	$66.69

52 Week Low Closing Price (on June 16, 2011):	$51.80

Information provided to or filed with the Securities and Exchange Commission (“SEC”) by the Market VectorsSM Gold Miners ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC’s file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying Shares” in this pricing supplement.

None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets Inc. has participated in the preparation of Market VectorsSM Gold Miners ETF’s publicly available documents and has not made any due diligence investigation or inquiry of Market VectorsSM Gold Miners ETF in connection with the offering of the ELKS. We make no representation that the publicly available information about Market VectorsSM Gold Miners ETF is accurate or complete. The ELKS represent obligations of Citigroup Funding only. Market VectorsSM Gold Miners ETF is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

Key Investment Information

The ELKS offer a short-term income oriented strategy linked to the underlying shares.

■	A coupon per annum which is higher than the current dividend yield on the underlying shares.

■	Except in limited circumstances, no potential to participate in any appreciation of the underlying shares.

■	Payment at maturity may be less than the stated principal amount of your investment in the ELKS.

The ELKS pay an above-market coupon and offer contingent protection against declines in the underlying shares in exchange for the risk that you receive underlying shares worth less than the stated principal amount at maturity. If the closing price of the underlying shares has declined to or below the downside threshold closing price on any trading day from but excluding the pricing date to and including the valuation date, the amount you receive at maturity may be less than the stated principal amount of your initial investment in the ELKS and could be zero. Payment at maturity may be less than the stated principal amount of your investment in the ELKS. Except in certain limited circumstances the ELKS offer no potential for participation in any appreciation of the underlying shares.

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284,000 ELKS Based upon Shares of the Market Vectors Gold Miners ETF Due March 21, 2012

Enhanced Yield

■      A monthly coupon, with a per annum rate that is higher than the current dividend yield on the underlying shares.

■      The monthly coupon will be paid regardless of the performance of the underlying shares.

Best Case Scenarios

■      If the closing price of the underlying shares never declines to or below the downside threshold closing price on any trading day from but excluding the pricing date to and including the valuation date, the ELKS will redeem at maturity, for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon. You will not participate in any appreciation in the underlying shares, even if the closing price of the underlying shares on the valuation date is above the initial share price.

■      Alternatively, in limited circumstances, if the closing price of the underlying shares declines to or below the downside threshold closing price on any trading day from but excluding the pricing date to and including the valuation date, and, on the maturity date (or on the valuation date if you elect to receive the cash value of the equity ratio) the closing price of the underlying shares is greater than the initial share price, the ELKS will redeem for a number of underlying shares (or, at your option, the cash value of those shares based on the closing price of the underlying shares on the valuation date) worth more than the stated principal amount.

Worst Case Scenario

■      If the closing price of the underlying shares declines to or below the downside threshold closing price on any trading day from but excluding the pricing date to and including the valuation date and, on the maturity date (or on the valuation date if you elect to receive the cash value of the shares at the equity ratio), the closing price of the underlying shares is at a level substantially below the initial share price, the ELKS will redeem for a number of underlying shares (or, at your option, the cash value of those shares based on the closing price of the underlying shares on the valuation date) worth substantially less than the stated principal amount and which may be worth zero. In this worst case scenario, the ELKS will have outperformed the underlying shares on a per annum basis by the difference between the coupon and any dividends paid on the underlying shares.

Summary of Selected Key Risks (see page 10)

■	No guaranteed return of principal.

■	Except in limited circumstances, the ELKS will not provide investors with any appreciation in the underlying shares.

■

The ELKS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the ELKS, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the ELKS.

■

Under particular circumstances, the return on your investment in the ELKS may be less than the amount that would be paid on conventional debt securities issued by us (and guaranteed by Citigroup Inc.) with similar maturities.

■	Secondary trading may be limited, and the inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

■	The U.S. federal income tax consequences of an investment in the ELKS are uncertain.

■

The market price of the ELKS will be influenced by many unpredictable factors, including the trading price, volatility and dividend yield of the underlying shares and the stocks composing the share underlying index, and you may receive less, and possibly zero, than the stated principal amount per ELKS if you try to sell your ELKS prior to maturity.

■	Investors in the ELKS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

■	Investing in the ELKS exposes investors to risks associated with investments in securities concentrated in a single industry.

■	Investing in the ELKS is not equivalent to investing in the underlying shares, the share underlying index or the stocks composing the share underlying index.

■	Adjustments to the underlying shares or the share underlying index could adversely affect the value of the ELKS.

■	The Market VectorsSM Gold Miners ETF and the share underlying index are different.

■	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the ELKS.

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284,000 ELKS Based upon Shares of the Market Vectors Gold Miners ETF Due March 21, 2012

Fact Sheet

The ELKS offered are senior unsecured obligations of Citigroup Funding, will pay a coupon at the interest rate per annum specified below and will have the terms described in the accompanying ELKS product supplement, the prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity the ELKS will pay either (1) a fixed number of underlying shares equal to the equity ratio (or, if you exercise your cash election right, the cash value of those shares based on the closing price of the underlying shares on the valuation date) if the closing price of the underlying shares on any trading day from but excluding the pricing date to and including the valuation date declines to or below the downside threshold closing price, or (2) $10 in cash. The ELKS do not guarantee any return of principal at maturity. The ELKS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the ELKS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the ELKS. “ELKS” is a registered service mark of Citigroup Global Markets Inc.

Key Dates:
Pricing Date:	Issue Date:	Maturity Date:
September 26, 2011	September 29, 2011	March 21, 2012

Key Terms:
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, you may receive an amount at maturity that is less than the stated principal amount of your initial investment.
Principal Due at Maturity :	Payment at maturity may be less than the stated principal amount of your investment in the ELKS.
Aggregate principal amount:	$2,840,000
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS
Denominations:	$10 and integral multiples thereof
Payment at maturity:	Either: (1) a fixed number of underlying shares equal to the equity ratio (or, if you exercise your cash election right, the cash value of those shares based on the closing price of the underlying shares on the valuation date) if the closing price of the underlying shares on any trading day from but excluding the pricing date to and including the valuation date declines to or below the downside threshold closing price, or (2) $10 in cash.
Cash election right:

You may elect to receive from Citigroup Funding, for each ELKS you hold on the maturity date, the cash value of the underlying shares, determined as of the valuation date, you would otherwise be entitled to at maturity. If you elect to exercise the cash election right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the ELKS no sooner than 20 business days before the maturity date and no later than 5 business days before the maturity date.

You should refer to the section “Description of the ELKS—Determination of the Amount to be Received at Maturity” in the accompanying ELKS product supplement for more information about the cash election right.

Equity ratio:	0.17425, the number of underlying shares per ELKS which is equal to $10 divided by the initial share price.
Downside threshold closing price:	$45.91 (80.00% of the initial share price).
Valuation date:	March 16, 2012
Coupon:	14.00% per annum (approximately 7.00% for the term of the ELKS), paid monthly and computed on the basis of a 360-day year of twelve 30-day months.

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284,000 ELKS Based upon Shares of the Market Vectors Gold Miners ETF Due March 21, 2012

Coupon payment date:

The 21st day of each month, beginning on October 21, 2011 and ending on the maturity date.

Any coupon payment on an ELKS required to be made on a date, including the stated maturity date, that is not a business day need not be made on that date. A payment may be made on the next succeeding business day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment. The coupon payments will be payable to the persons in whose names the ELKS are registered at the close of business on the third business day preceding the relevant coupon payment date.

Composition of coupon payment:

The total coupon of $0.6691 per ELKS will be composed of interest in the amount of $0.0075 and option premium in the amount of $0.6616.

For additional information on the composition of coupon payment, see “General Information —Tax considerations.”

Underlying shares:	Shares of the Market VectorsSM Gold Miners Exchange-Traded Fund (NYSE Arca symbol: “GDX”).
Initial share price:	$57.39, the closing price of the underlying shares on the pricing date.
Share underlying index:	NYSE Arca Gold Miners Index
Risk factors:	Please see “Risk Factors” beginning on page 10.

General Information
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP:	17317U642
ISIN:	US17317U6423
Tax considerations:

The U.S. federal income tax consequences of an investment in the ELKS are uncertain. There is no direct legal authority as to the proper tax treatment of the ELKS, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes. Pursuant to the terms of the ELKS and subject to the discussion in the accompanying ELKS product supplement under “Certain United States Federal Income Tax Considerations,” you agree with the issuer to treat an ELKS, under current law, as an option on a forward contract, pursuant to which forward contract, at maturity you will purchase underlying shares (or the cash equivalent). In addition, you and Citigroup Funding agree to treat the amount invested by you as a cash deposit that will be used to satisfy your purchase obligation. Assuming the characterization of the ELKS as set forth above is respected, a portion of the coupon on the ELKS will be treated as the yield on the deposit, and the remainder will be attributable to the option premium, as described below and in the section of the accompanying ELKS product supplement.

Of the total coupon payable on the ELKS, 1% will be characterized as the interest component and 99% will be characterized as the option premium component. You will be required to include any interest component as interest income at the time that such interest is accrued or received in accordance with your method of accounting. You will not be required to include the option premium received in income until sale or other taxable disposition of the ELKS or retirement of the ELKS. If you hold the ELKS until they mature, if you receive cash at maturity, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest component), and (y) your purchase price for the ELKS. If you receive underlying shares upon the retirement of the ELKS, subject to the discussion below, you should not expect to recognize any gain or loss on the receipt of the underlying shares, and your tax basis in the underlying shares generally will equal your purchase price for the ELKS less the amount of the entire option premium.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the option premium should be required to be

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284,000 ELKS Based upon Shares of the Market Vectors Gold Miners ETF Due March 21, 2012

included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the ELKS should read the discussion under “Risk Factors – Structure Specific Risk Factors” in this pricing supplement and the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying ELKS product supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented by the aforementioned notice, any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in Federal or other tax laws.

Trustee:	The Bank of New York Mellon
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:

The net proceeds we receive from the sale of the ELKS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the ELKS through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, hedged our anticipated exposure in connection with the ELKS by taking positions in the underlying shares, in options contracts on the stocks comprising the share underlying index listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could have increased the price of the underlying shares, and, accordingly, potentially increased the initial share price and the downside threshold closing price of the ELKS, and, therefore, the price at which the underlying shares must trade on each trading day from but excluding the pricing date to and including the valuation date before you would receive for each ELKS at maturity an amount of cash or underlying shares worth as much as the stated principal amount of the ELKS. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the accompanying ELKS product supplement.

ERISA and IRA purchase considerations:

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the ELKS as long as either (A) (1) no Citigroup Global Markets Inc. affiliate, employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the ELKS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the ELKS or (B) its acquisition and holding of the ELKS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying ELKS product supplement for more information.

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284,000 ELKS Based upon Shares of the Market Vectors Gold Miners ETF Due March 21, 2012

Fees and selling concessions

Citigroup Global Markets Inc. an affiliate of Citigroup Funding and the underwriter of the sale of the ELKS, will receive an underwriting fee of $0.150 for each ELKS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors, collectively a fixed selling concession of $0.150 for each ELKS they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.150 for each ELKS they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $0.150 for each ELKS they sell. The underwriting fee and selling concessions payable in connection with sales of the ELKS may be reduced for volume purchase discounts in accordance with the chart in “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the ELKS declines. You should refer to Risk Factors below and Risk Factors Relating to the ELKS and Plan of Distribution; Conflicts of Interest in the accompanying ELKS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:	Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering of the ELKS will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the ELKS, either directly or indirectly, without the prior written consent of the client.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets Inc. and the selling concession granted to selected dealers per ELKS may be reduced for volume purchase discounts depending on the aggregate amount of ELKS purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of ELKS for Any Single Investor	Price to Public per ELKS	Underwriting Fee per ELKS	Concession per ELKS
< $1,000,000	$10.000	$0.150	$0.150
>= $1,000,000 and <$3,000,000	$9.975	$0.125	$0.125
>=$3,000,000 and <$5,000,000	$9.9625	$0.1125	$0.1125
>= $5,000,000	$9.950	$0.100	$0.100

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the ELKS distributed by such dealers.

This pricing supplement represents a summary of the terms and conditions of the ELKS. We encourage you to read the accompanying ELKS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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284,000 ELKS Based upon Shares of the Market Vectors Gold Miners ETF Due March 21, 2012

How ELKS Work

The following payment scenarios illustrate the potential payments on the ELKS at maturity.

Payment Scenario 1	The closing price of the underlying shares never falls to or below the downside threshold closing price on any trading day from but excluding the pricing date to and including the valuation date, and you receive the monthly coupon at maturity with a full return of principal at maturity. You will not participate in any appreciation of the underlying shares, even if the closing price of the underlying shares is above the initial share price on the valuation date.

Payment Scenario 2	The closing price of the underlying shares falls to or below the downside threshold closing price on any trading day from but excluding the pricing date to and including the valuation date, in which case, at maturity, the ELKS redeem for underlying shares (or, at your option, the cash value of those shares based on the closing price of the underlying shares on the valuation date). If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of underlying shares equal to the equity ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you underlying shares based on its closing price on the valuation date. Citigroup Global Markets Inc. has agreed to act as stock delivery agent for the ELKS. The value of the underlying shares on the maturity date (or on the valuation date if you elect to receive the cash value of the equity ratio) may be less than, greater than or equal to the stated principal amount of the ELKS. You will receive the monthly coupon at maturity in any event.

Hypothetical Payments on the ELKS

The following examples illustrate the payment at maturity on the ELKS, assuming a 6-month term, for a range of hypothetical closing prices for the underlying shares on the maturity date, depending on whether on any trading day from but excluding the pricing date to and including the valuation date, the closing price of the underlying shares has or has not decreased to or below the downside threshold closing price.

The hypothetical examples are based on the following hypothetical values and assumptions in order to illustrate how ELKS work:

Stated principal amount (per ELKS):	$10.00

Initial share price:	$57.39 (the closing price of one underlying share on the pricing date)

Equity ratio:	0.17425 (the $10.00 stated principal amount per ELKS divided by the initial share price)

Downside threshold closing price:	$45.91 (80.00% of the initial share price)

Coupon per annum:	14.00%

Annualized dividend yield:	0.50%

Maturity Date:	6 months after the issue date

The closing price of the underlying shares on the valuation date is the same as the closing price on the maturity date.

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TABLE 1: At maturity, unless the closing price of the underlying shares has decreased to or below the downside threshold closing price on any trading day from but excluding the pricing date to and including the valuation date, your payment at maturity per ELKS will equal the stated principal amount of the ELKS in cash. This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming a 6-month term) on a $10.00 investment in the ELKS on the basis that the closing price of the underlying shares has not decreased to or below the downside threshold closing price of $45.91 on any trading day from but excluding the pricing date to and including the valuation date.

Hypothetical underlying shares closing price on maturity date	Value of cash delivery amount at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return of the underlying shares*	Total return of ELKS
$0.00	NA	NA	NA	NA	NA
$40.17	NA	NA	NA	NA	NA
$45.91	NA	NA	NA	NA	NA
$51.65	$10.00	$0.70	$10.70	-9.75%	7.00%
$57.39	$10.00	$0.70	$10.70	0.25%	7.00%
$71.74	$10.00	$0.70	$10.70	25.25%	7.00%
$86.08	$10.00	$0.70	$10.70	50.25%	7.00%
$100.43	$10.00	$0.70	$10.70	75.25%	7.00%
$114.78	$10.00	$0.70	$10.70	100.25%	7.00%

* Assumes dividends not compounded and not reinvested.

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming a 6-month term) on a $10.00 investment in the ELKS if the closing price of the underlying shares has decreased to or below the hypothetical downside threshold closing price of $45.91 on any trading day from but excluding the pricing date to and including the valuation date. In each of these examples, the payment at maturity would be made by delivery of underlying shares (or, at your option, the cash value of those shares based on the closing price of the underlying shares on the valuation date). The value of such underlying shares may be less than, greater than or equal to the stated principal amount of the ELKS.

Hypothetical underlying shares closing price on maturity date	Value of underlying shares or cash delivery amount at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return of the underlying shares*	Total return of ELKS
$0.00	$0.00	$0.70	$0.70	-99.75%	-93.00%
$40.17	$7.00	$0.70	$7.70	-29.75%	-23.00%
$45.91	$8.00	$0.70	$8.70	-19.75%	-13.00%
$51.65	$9.00	$0.70	$9.70	-9.75%	-3.00%
$57.39	$10.00	$0.70	$10.70	0.25%	7.00%
$71.74	$12.50	$0.70	$13.20	25.25%	32.00%
$86.08	$15.00	$0.70	$15.70	50.25%	57.00%
$100.43	$17.50	$0.70	$18.20	75.25%	82.00%
$114.78	$20.00	$0.70	$20.70	100.25%	107.00%

* Assumes dividends not compounded and not reinvested.

Because the closing price of the underlying shares may be subject to significant fluctuation over the term of the ELKS, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend on whether the closing price of the underlying shares falls to or below the downside threshold closing price on any trading day from but excluding the pricing date to and including the valuation date.

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Risk Factors

The ELKS offered by this pricing supplement are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the ELKS. Accordingly, investors should consult their own financial and legal advisers as to the risks entailed by an investment in the ELKS and the suitability of the ELKS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the ELKS. For a complete list of risk factors, you should read “Risk Factors Relating to the ELKS” in the accompanying ELKS product supplement and “Risk Factors” in the related prospectus supplement.

Structure Specific Risk Factors

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You may not receive a return of principal. The payment to investors at maturity will either be (1) a fixed number of underlying shares equal to the equity ratio (or, if you exercise your cash election right, the cash value of those shares based on the closing price of the underlying shares on the valuation date) if the closing price of the underlying shares on any trading day from but excluding the pricing date to and including the valuation date declines to or below the downside threshold closing price, or (2) $10 in cash. If, at maturity, investors receive underlying shares, or the cash value of those shares based on the closing price of the underlying shares on the valuation date, in exchange for the ELKS, the value of those shares or the cash may be less than the stated principal amount of the ELKS and could be zero. See “How ELKS Work” on page 8.

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Market price influenced by many unpredictable factors. Several factors will influence the value of the ELKS in the secondary market. Although the issuer expects that generally the closing prices of the underlying shares on any day will affect the value of the ELKS more than any other single factor, other factors that may influence the value of the ELKS include: whether the closing price of the underlying shares has decreased to or below the downside threshold closing price on any trading day, the volatility and dividend rate on the underlying shares, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the ELKS, any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc., and the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the equity ratio.

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Volatility of the price of the underlying shares. Volatility is the term used to describe the size and frequency of market fluctuations in the price of the underlying shares. Because the amount of your return on the ELKS at maturity, if any, depends upon the closing price of the underlying shares from but excluding the pricing date to and including the valuation date and may be based on the closing price of the underlying shares at maturity (or on the valuation date if you elect to receive the cash value of the equity ratio), the volatility of the price of the underlying shares may result in your receiving an amount at maturity that is less than the stated principal amount of the ELKS and that could be zero. Although the past level of price volatility is not indicative of future price volatility, see “Information About the Underlying Shares—Historical Information” and “—Market VectorsSM Gold Miners ETF Common Stock Closing Prices January 02, 2006 to September 26, 2011” in this pricing supplement for more information on the historical prices of the underlying shares.

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The ELKS are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes in its credit ratings or credit spreads may adversely affect the market value of the ELKS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the ELKS, to pay all amounts due on the ELKS on interest payment dates and at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the ELKS.

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Appreciation only in limited circumstances. You will not participate in any appreciation in the price of the underlying shares, and the return on the ELKS will be limited to the coupon payable on the ELKS, unless (i) the closing price of the underlying shares on any trading day from but excluding the pricing date to and including the valuation date declines from the initial share price to be less than or equal to the downside threshold closing price and (ii) the closing price of the underlying shares at maturity (or on the valuation date if you elect to receive the cash value of the equity ratio) is greater than the initial share price. Therefore, the return on the ELKS may be less than the return on a similar security that allows you to participate more fully in the appreciation of the price of the underlying shares, or on a direct investment in the underlying shares, if the price of the underlying shares at maturity (or on the valuation date, as applicable) is significantly greater than the initial share price but you do not receive shares of the underlying shares (or the cash value of those shares) at maturity because the closing price of the underlying shares has never fallen to or below the downside threshold closing price.

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Potential for a lower comparative yield. If the closing price of the underlying shares is less than or equal to the downside threshold closing price on any trading day from but excluding the pricing date to and including the valuation date and the closing price of the underlying shares at maturity (or on the valuation date if you elect to receive the cash value of the equity ratio) is less than approximately $53.59 (resulting in your receiving a total amount at maturity that is less than the stated principal amount of your ELKS), the effective yield on the ELKS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) with a comparable maturity.

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Investing in the ELKS exposes investors to risks associated with investments in securities with concentration in a single industry. The ELKS are subject to certain risks applicable to the gold and silver mining industry. The stocks included in the NYSE Arca Gold Miners Index and that are generally tracked by the Market VectorsSM Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver. The underlying shares may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Because the Market VectorsSM Gold Miners ETF primarily invests in stocks and ADRs of companies that are involved in the gold and silver mining industry, the underlying shares are subject to certain risks associated with such companies.

Competitive pressures may have a significant effect on the financial condition of companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

The Market VectorsSM Gold Miners ETF invests to a lesser extent in stocks and ADRs of companies involved in the silver mining industry. Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.

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Investing in the ELKS is not equivalent to investing in the underlying shares, the share underlying index or the stocks composing the share underlying index. Investing in the ELKS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the ELKS will not have voting rights or rights to receive dividends or other distributions or any other shareholder rights with respect to the underlying shares or the stocks that constitute the share underlying index.

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Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the ELKS. The investment advisor to the Market VectorsSM Gold Miners ETF, Van Eck Associates Corporation (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the Market VectorsSM Gold Miners ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the ELKs. NYSE Euronext is responsible for calculating and maintaining the share underlying index. NYSE Euronext may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. NYSE Euronext may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The anti-dilution adjustments do not cover every event that could affect the underlying shares. Citigroup Global Markets Inc., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the ELKS may be materially and adversely affected.

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The Market VectorsSM Gold Miners ETF and the share underlying index are different. The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the Market VectorsSM Gold Miners ETF will reflect transaction costs and fees that are not included in the calculation of the share underlying index. It is also possible that the Market VectorsSM Gold Miners ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the Market VectorsSM Gold Miners ETF and the share underlying index or due to other circumstances. The Investment Adviser may invest up to 20% of the Market VectorsSM Gold Miners ETF’s assets in securities not included in the

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share underlying index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other funds advised by the Investment Adviser.

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We may engage in business with or involving the issuers of the stocks comprising the share underlying index as well as the investment manager of the Market VectorsSM ETF without regard to your interests. We or our affiliates may presently or from time to time engage in business with the issuers of the stocks comprising the share underlying index as well as the investment manager of the Market VectorsSM ETF without regard to your interests, including extending loans to, or making equity investments in, such issuers or providing advisory services to such issuers, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about these same issuers and/or investment manager. Neither we nor any of our affiliates undertakes to disclose any such information to you.

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Market price influenced by inclusion of underwriting fees and projected profit from hedging activity. The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets Inc. is willing to purchase the ELKS in secondary market transactions will likely be lower than the issue price, since the issue price includes and secondary market prices are likely to exclude, underwriting fees paid with respect to the ELKS, as well as the cost of hedging our obligations under the ELKS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the ELKS are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the ELKS declines. In addition, any secondary market prices for the ELKS may differ from values determined by pricing models used by Citigroup Global Markets Inc., as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the accompanying ELKS product supplement.

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The U.S. federal income tax consequences of an investment in the ELKS are uncertain. There is no direct legal authority as to the proper treatment of the ELKS for U.S. federal income tax purposes, and the issuer’s counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet—General Information—Tax considerations” in this pricing supplement and the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying ELKS product supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the ELKS. If the IRS were successful in asserting an alternative treatment for the ELKS, the timing and character of income on the ELKS might differ significantly from the tax treatment described in the Tax Disclosure Sections. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the ELKS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the accompanying ELKS product supplement. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented by this notice, any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in Federal or other tax laws including those discussed in the Tax Disclosure Sections.

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Other Risk Factors

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Exchange listing and secondary market. The ELKS will not be listed on any securities exchange. Although Citigroup Global Markets Inc. intends to make a market in the ELKS, it is not obligated to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ELKS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the ELKS, the price at which you may be able to trade your ELKS is likely to depend on the price, if any, at which Citigroup Global Markets Inc. is willing to transact. If, at any time, Citigroup Global Markets Inc. were not to make a market in the ELKS, it is likely that there would be no secondary market for the ELKS. Accordingly, you should be willing to hold your ELKS to maturity.

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The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the ELKS. As calculation agent, Citigroup Global Markets Inc. will determine the initial share price, whether the closing price of the underlying shares on any trading day from but excluding the pricing date to and including the valuation date decreases to or below the downside threshold closing price, whether a market disruption event has occurred, the appropriate payment you receive at maturity (including, if you elect to receive the cash value of the underlying shares at maturity, such cash value), and any adjustments to the equity ratio to reflect certain corporate and other events. Any of these determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including adjustments to the equity ratio, may adversely affect the payment to you on the ELKS at maturity.

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Citigroup Funding’s hedging and trading activity could adversely affect the value of the ELKS. We hedged our obligations under the ELKS through one or more of our affiliates, which carried out hedging activity related to the ELKS, including trading in the underlying shares as well as in other instruments related to the underlying shares. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of this hedging or trading activity on or prior to the pricing date could have potentially increased the price of the underlying shares and, accordingly, potentially increased the initial share price used to calculate the downside threshold closing price and, therefore, potentially increased the downside threshold closing price relative to the price of the underlying shares absent such hedging or trading activity. Additionally, such hedging or trading activity could potentially affect whether the closing price of the underlying shares on any trading day from but excluding the pricing date to and including the valuation date decreases to or below the downside threshold closing price and, therefore, whether or not you will receive the stated principal amount of the ELKS or underlying shares (or the cash value of those shares based on their closing price on the valuation date) at maturity. Furthermore, if the closing price of the underlying shares on any trading day has decreased to or below the downside threshold closing price such that you could receive underlying shares (or, at your option, the cash value of those shares based on their closing price on the valuation date) at maturity, our affiliates’ trading activity prior to or at maturity could adversely affect the closing price of those shares.

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Affiliate research reports and commentary. Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or otherwise express opinions or provide recommendations from time to time regarding Market VectorsSM Gold Miners ETF, the stocks comprising the share underlying index or other matters that may influence the price of the underlying shares and, therefore, the value of the ELKS. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the ELKS.

For further discussion of these and other risks you should read the section entitled “Risk Factors Relating to the ELKS” in the accompanying ELKS product supplement and “Risk Factors” in the related prospectus supplement for a full description of risks. The issuer also urges you to consult your investment, legal, tax, accounting and other advisers.

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Information about the Underlying Shares

The Market VectorsSM Gold Miners Exchange-Traded Fund

The Market VectorsSM Gold Miners Exchange-Traded Fund (“Market VectorsSM Gold Miners ETF”) is an exchange-traded fund managed by Van Eck Associates Corporation (“Van Eck”), a registered investment company that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index, which we refer to as the share underlying index. It is possible that this fund may not fully replicate the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market or due to other circumstances. Information provided to or filed with the Securities and Exchange Commission (“SEC”) by the Market VectorsSM Gold Miners ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC’s file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

Market VectorsSM is a service mark of Van Eck. The ELKS are not sponsored, endorsed, sold, or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of the ELKS or any member of the public regarding the advisability of investing in the ELKS. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the ELKS.

The NYSE Arca Gold Miners Index

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold or silver. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE, NYSE Alternext or quoted on the NASDAQ. Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.

The NYSE Arca Gold Miners Index is calculated using a modified market capitalization weighting methodology. The NYSE Arca Gold Miners Index is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the

NYSE Arca Gold Miners Index:

(1) the weight of any single component security may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2) the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large stocks are defined as having an index weight greater than or equal to 5%. Small securities are defined as having an index weight below 5%; and

(3) the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 50% of the total index value.

The NYSE Arca Gold Miners Index is calculated, published and maintained by NYSE Euronext or its affiliates, which is the index publisher. The NYSE Arca Gold Miners Index is reviewed quarterly so that the index components continue to represent the universe of companies involved in the gold mining industry. The index publisher may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in the index publisher’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Changes to the NYSE Arca Gold Miners Index compositions and/or the component share weights in the NYSE Arca Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

This pricing supplement relates only to the ELKS offered hereby and does not relate to the underlying shares or share underlying index or any other securities. We have derived all disclosures contained in this pricing supplement regarding Van Eck, the underlying shares and the share underlying index from the publicly available documents described in the preceding paragraph. In connection with the offering of the ELKS, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets Inc. has participated in the preparation of such documents or made any due diligence inquiry with respect to with respect to Van Eck, the underlying shares and the share underlying index. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding Van Eck, the underlying shares or the share underlying index is accurate or complete.

The ELKS represent obligations of Citigroup Funding only. Market VectorsSM Gold Miners ETF is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the underlying shares.

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284,000 ELKS Based upon Shares of the Market Vectors Gold Miners ETF Due March 21, 2012

Historical Information

The following table sets forth the published high and low closing prices for, and dividends paid on, the underlying shares from May 22, 2006 (the inception date of the underlying shares) through September 26, 2011. The associated graph shows the closing prices for the underlying shares for each day from May 22, 2006 to September 26, 2011. The issuer obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance.

Market VectorsSM Gold Miners Exchange-Traded Fund	High	Low	Dividends
2006
Second Quarter (beginning May 22, 2006)	$39.14	$32.25	$ 0.00
Third Quarter	$42.10	$34.31	$ 0.00
Fourth Quarter	$42.12	$33.46	$ 0.00
2007
First Quarter	$42.28	$36.67	$ 0.00
Second Quarter	$42.74	$37.03	$ 0.00
Third Quarter	$45.80	$34.65	$ 0.00
Fourth Quarter	$52.48	$42.64	$ 0.00
2008
First Quarter	$56.29	$46.50	$ 0.00
Second Quarter	$51.40	$42.38	$ 0.00
Third Quarter	$50.84	$27.95	$ 0.00
Fourth Quarter	$33.96	$16.38	$ 0.00
2009
First Quarter	$38.57	$28.20	$ 0.00
Second Quarter	$44.55	$30.95	$ 0.00
Third Quarter	$48.00	$35.14	$ 0.00
Fourth Quarter	$54.78	$41.87	$ 0.00
2010
First Quarter	$50.17	$40.22	$ 0.00
Second Quarter	$54.07	$46.36	$ 0.00
Third Quarter	$56.66	$47.09	$ 0.00
Fourth Quarter	$63.80	$54.28	$ 0.00
2011
First Quarter	$60.79	$53.12	$ 0.00
Second Quarter	$63.95	$51.80	$ 0.00
Third Quarter (through September 26, 2011)	$66.69	$53.75	$ 0.00

We make no representation as to the amount of dividends, if any, that Market VectorsSM Gold Miners ETF may pay in the future. In any event, as an investor in the ELKS, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Market VectorsSM Gold Miners ETF.

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284,000 ELKS Based upon Shares of the Market Vectors Gold Miners ETF Due March 21, 2012

Additional Considerations

In case of default in payment at maturity of the ELKS, the ELKS will bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 1.95% per annum on the unpaid amount (or the cash equivalent of the unpaid amount) due.

VALIDITY OF THE ELKS

In the opinion of Douglas C. Turnbull, Associate General Counsel - Capital Markets and Corporate Reporting of the Guarantor and counsel to Citigroup Funding Inc., when the ELKS offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such ELKS and related guarantee will be legal, valid and binding obligations of Citigroup Funding Inc. and the Guarantor, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of documents as stated in the opinion dated May 11, 2011, which has been filed as exhibit number 5(a) to Citigroup Funding Inc.’s Registration Statement on Form S-3 (No. 333-172554).

ELKS® is a registered service mark of Citigroup Global Markets Inc.

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

September 2011	Page 16

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying ELKS product supplement, prospectus supplement and prospectus and in any related free writing prospectus we have prepared or authorized. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement, or the accompanying ELKS product supplement, prospectus supplement and prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Page

Pricing Supplement
Final Terms	1
Investment Overview	2
Underlying Shares Overview	2
Key Investment Information	2
Summary of Selected Key Risks	3
Fact Sheet	4
How ELKS Work	8
Hypothetical Payments on the ELKS	8
Risk Factors	10
Information about the Underlying Shares	14
Additional Considerations; Validity of the ELKS	16

ELKS Product Supplement
Summary Information Q&A	EPS-2
Risk Factors Relating to the ELKS	EPS-8
Description of the ELKS	EPS-15
Certain United States Federal Income Tax Considerations	EPS-26
Plan of Distribution; Conflict of Interest	EPS-30
ERISA Matters	EPS-31

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28

Citigroup Funding Inc.

Medium-Term Notes, Series D

284,000 Equity LinKed Securities (ELKS®)

Based Upon Shares of the Market Vectors

Gold Miners ETF

Due March 21, 2012

$10 Principal Amount per ELKS

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

September 26, 2011

(To ELKS Product Supplement

Dated May 12, 2011,

Prospectus Supplement

Dated May 12, 2011 and Prospectus

Dated May 12, 2011)